SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

        PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report  (Date of earliest event reported):  October 18, 1995

                          NATIONAL STEEL CORPORATION
             (Exact name of registrant as specified in its charter)

                                   DELAWARE
                    (State or other jurisdiction of incorporation)

                                1-98325-0687210
           (Commission File Number)(IRS Employer Identification No.)

        4100 EDISON LAKES PARKWAY, MISHAWAKA, INDIANA   46545-3440
        (Address of principal executive offices)        (Zip Code)

        Registrant s telephone number, including area code:  (219) 273-7000


        ITEM 5.   OTHER EVENTS

        National Steel Corporation issued a press release on October 18, 1995 announcing its third quarter and year to date 1995 earnings.

        ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

        20.1   Press release dated October 18, 1995


        SIGNATURE

        Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NATIONAL STEEL CORPORATION

                                      By:   /s/ Carl M. Apel

                                            Carl M. Apel
                                            Corporate Controller, Accounting
                                            and Assistant Secretary


        EXHIBIT INDEX

        Exhibit   Description

        20.1   Press Release dated October 18, 1995

---------------------------------------------------------------------------


          NEWS RELEASE

                     Media Contact:   Robert R. Toothman
                                      (219) 273-7552 or (412) 391-1469

          Analyst/Investor Contact:   Joseph A. Rainis
                                      (219) 273-7158

          NATIONAL STEEL REPORTS THIRD QUARTER RESULTS

          MISHAWAKA, IN, OCTOBER 18, 1995--National Steel
          Corporation (NYSE:NS) today reported income from operations, excluding unusual items, of $19.4 million and $126.9 million for the third quarter and first nine months of 1995, respectively. This compares to operating income of $21.6 million and $12.2 million for the comparable 1994 periods.

          Sales for the third quarter of 1995 rose 6% to $725 million from $684 million in the 1994 period. Shipments increased to 1,336,000 net tons, 2% above the 1,316,000 net tons shipped in the third quarter of 1994. Raw steel production rose 17% to 1,532,000 net tons from the year-earlier period level of 1,311,000 net tons, primarily due to improved operating practices.

           Our ten-fold increase in operating income so far this year not only reflects higher average selling prices but also the efforts we have made to improve the stability of our operations, said National Steel President and Chief
          Executive Officer V. John Goodwin.   The combined
          effects, however, of a decline in spot market prices over the past two quarters and higher operating costs associated with the upgrade of the pickle line and cold mill, in order to facilitate the startup of the new coating line under construction at Granite City, have contributed to the disappointing third quarter results. Operating profit per net ton shipped of $19 in the third quarter is an unsatisfactory performance, noted the chief executive.

          Third quarter net income was $21.0 million, or $0.42 per share, compared to $62.4 million, or $1.64 per share, for the same 1994 period. Results for the current period included an extraordinary item associated with the early retirement of debt, while the 1994 period included a net gain related to the reopening of the National Steel Pellet Company (NSPC). Excluding the effects of these items, net income totaled $15.6 million for the third quarter of 1995 and $19.8 million for the third quarter of 1994.

          Excluding nonrecurring items, net income for the first nine months of 1995 totaled $94.2 million, or $2.02 per share, compared to a loss of $9.2 million, or $0.48 per share, for the same period of 1994. Excluded from the 1995 period was a charge for the reduction in the salaried workforce, which occurred during the first quarter, and the extraordinary item related to the early retirement of debt which occurred in the third quarter. Similarly, net income for the 1994 period excludes a gain from the settlement of a litigation judgment and the reopening of NSPC, items which favorably impacted net income by $150.5 million during the first nine months of 1994.

          Sales for the first nine months of 1995 increased 13% to $2.2 billion over the same period a year ago. Shipments for the first nine months of 1995 rose 7% to 4,106,000 net tons and raw steel production rose 8% during the first nine months to 4,455,000 net tons.

          Mr. Goodwin also noted that net income from current operations of $94 million for the first nine months of 1995 already exceeds any annual level achieved by the
          company since it was restructured in 1984.   Despite this
          accomplishment, we don t expect shipments in the fourth quarter to differ materially from the third quarter, and we continue to see downward pressure in spot market prices that will adversely impact our expectations for the fourth quarter, the chief executive concluded.

          Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of approximately five and one-half million tons of flat rolled products. National employs approximately 9,400 people.

          The company's consolidated income summary follows:


National Steel Corporation
Statements of Consolidated Income
For the Three  and Nine Month Periods Ended
September 30, 1995 and 1994
(In millions, except per share data)
(Unaudited)

                                          Three Months          Nine Months
                                     Ended September  30,    Ended September 30,

                                      1995      1994           1995      1994
                                     _________________________________________


Net Sales                            $724.8    $683.6        $2,214.1  $1,957.0

Cost of products sold                 634.5     593.1         1,874.0   1,738.6
Selling, general and administrative   36.8      33.9           108.4     101.5
Depreciation, depletion and
 amortization                         36.7      34.6           108.9     104.3
Equity (income) loss of affiliates    (2.6)      0.4           (4.1)      0.4
Unusual items                          0.0      (59.1)          5.3      (59.1)
                                     _________________________________________
Income from Operations                19.4      80.7           121.6     71.3

Other (Income) Expense
   Financing costs (net)               8.9      14.1           30.4      44.5
                                     _________________________________________
   Litigation judgment                 0.0       0.0            0.0     (111.0)
                                       8.9      14.1           30.4      (66.5)
                                     _________________________________________
Income Before Income Taxes
 and Extraordinary Item               10.5      66.6           91.2      137.8

Income tax provision (credit)         (5.1)      4.2            0.6      (3.5)
                                     _________________________________________
Income Before Extraordinary Item      15.6      62.4           90.6      141.3

Extraordinary item, net of
 applicable income tax                 5.4       0.0            5.4       0.0
                                     _________________________________________
Net Income                            21.0      62.4           96.0      141.3
Less preferred stock dividends         2.7       2.7            8.2       8.2
                                     _________________________________________
   Net Income Applicable
      to Common Stock                 $18.3     $59.7          $87.8    $133.1
                                     =========================================

PER SHARE DATA APPLICABLE TO COMMON STOCK:

Income Before Extraordinary Item      $0.30     $1.64          $1.94     $3.66
Extraordinary item                     0.12      0.00           0.12      0.00
                                     _________________________________________
Net Income Applicable to Common Stock  0.42      1.64           2.06      3.66
SFAS 106 transition obligation         0.10      0.11           0.30      0.33
                                     _________________________________________
Adjusted Net Income per Weighted
 Average Common Outstanding Shares    $0.52     $1.75          $2.36     $3.99
                                     =========================================

Weighted Average Shares Outstanding
 (in thousands)                       43,286    36,370         42,513    36,364


Operating Statistics (in thousands of tons)

   Shipments                          1,336     1,316          4,106     3,824
   Production                         1,532     1,311          4,455     4,106